As filed with the Securities and Exchange Commission on June 10, 2026. Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Krispy Kreme, Inc.
(Exact name of registrant as specified in its charter)

Delaware	37-1701311
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)
Krispy Kreme, Inc.
2116 Hawkins Street, Suite 101
Charlotte, North Carolina 28203
(800) 457-4779
(Address of principal executive offices) (Zip code)

Amended and Restated Krispy Kreme, Inc. 2021 Omnibus Incentive Plan
(Full title of the plan)
Atiba Adams
Chief Legal Officer
Krispy Kreme, Inc.
2116 Hawkins Street, Suite 101
Charlotte, North Carolina 28203
(800) 457-4779
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:
Robert B. Lamm, Esq.
Gunster, Yoakley & Stewart, P.A.
4855 Technology Way
Suite 630
Boca Raton, Florida 33431
(954) 462-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Krispy Kreme, Inc. (the “Registrant”) initially registered 7,361,798 shares of Registrant’s common stock (“Common Stock”) for issuance under the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (as amended and restated, the “Plan”) on a Registration Statement on Form S-8 (File No. 333-257696) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on July 6, 2021. This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 13,455,803 shares of Common Stock that may be issued pursuant to the Plan, including: 5,000,000 shares of Common Stock that were added to the number of shares authorized for issuance under the Plan pursuant to stockholder approval obtained at the Registrant’s 2026 Annual Meeting of Stockholders held on June 10, 2026; and 8,455,803 shares of Common Stock added to the shares authorized for issuance under the Plan since the filing of the Initial Registration Statement pursuant to the provisions of the Plan that provide for automatic annual increases in the number of shares reserved for issuance under the Plan.

In accordance with General Instruction E to Form S-8, the contents of the Initial Registration Statement are incorporated by reference herein, except that the provisions contained in Part II of the Initial Registration Statement are modified as set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed with the Commission on March 6, 2026;
(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2026, filed with the Commission on May 8, 2026;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 4, 2026, March 24, 2026 (except information furnished under Item 7.01), and April 6, 2026, and Current Report on Form 8-K/A filed with the Commission on April 6, 2026; and
(d) The description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 27, 2024, including any amendment or report filed for the purpose of updating such description.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals, under certain prescribed circumstances and subject to certain limitations, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of, and advancement of certain related expenses to, its directors, officers, employees, and agents, in each case to the maximum extent permitted by the DGCL (as it presently exists or is amended).
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, (v) an officer in any action by or in the right of the corporation, or (vi) a director or officer for any act or omission occurring prior to the date when such provision becomes effective. The Registrant’s certificate of incorporation provides for such limitation of liability, to the fullest extent permitted by the DGCL (as it presently exists or is amended), only with respect to the Registrant’s directors.
The Registrant has also entered into separate indemnification agreements with each of its directors and certain officers which are in addition to the Registrant’s indemnification obligations under its certificate of incorporation and bylaws and may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and such officers against expenses and liabilities that may arise by reason of their status as directors and officers, subject to certain exceptions. These indemnification agreements may also require the Registrant to advance any expenses incurred by its directors and certain officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.

The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s Board of Directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8.	EXHIBITS

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, File number 001-40573, filed on August 18, 2021, and incorporated by reference herein)

4.2
Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, File number 001-40573, filed on August 18, 2021, and incorporated by reference herein)

5.1*	Opinion of Gunster, Yoakley & Stewart, P.A.

23.1*	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP, an Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1*	Amended and Restated Krispy Kreme, Inc. 2021 Omnibus Incentive Plan

107*	Filing Fee Table
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, as of June 10, 2026.

KRISPY KREME, INC.

By:	/s/ Joshua Charlesworth
Joshua Charlesworth
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Joshua Charlesworth, Raphael Duvivier and Atiba Adams and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 10, 2026:

Signature	Title

/s/ Joshua Charlesworth	Director, President and Chief Executive Officer
Joshua Charlesworth	(Principal Executive Officer)

/s/ Raphael Duvivier	Chief Financial Officer
Raphael Duvivier	(Principal Financial Officer)

/s/ Joseph J. Esposito	Chief Accounting Officer
Joseph J. Esposito	(Principal Accounting Officer)

/s/ Patricia Capel	Director, Chair of the Board
Patricia Capel

/s/ David Deno	Director
David Deno

/s/ Patrick Grismer	Director
Patrick Grismer

/s/ Bernardo Hees	Director
Bernardo Hees

/s/ David Shear	Director
David Shear

/s/ Easwaran Sundaram	Director
Easwaran Sundaram

/s/ Melissa Werneck	Director
Melissa Werneck